                                                                   EXHIBIT 10.30

[FairPoint Communications, Inc. logo]


November 13, 2002

Shirley J. Linn, Esquire
2124 Kenmore Avenue
Charlotte, North Carolina  28204


Dear Shirley:

         Pursuant to your offer letter from FairPoint Communications, Inc. (the "Company") dated September 1, 2000 (the "Agreement"), a copy of which is attached, you are eligible for certain severance benefits should your employment be terminated by the Company without Cause, all as set forth in the Agreement. Such benefits are no longer available to you after October 9, 2003, as the Agreement now reads.

         By this letter, the Agreement is hereby modified to delete the words "prior to 10/9/03" on Exhibit A, paragraph (b). Accordingly, the benefits outlined to you on Exhibit A are available to you and your family, as applicable, should your employment be terminated by the Company at any time, all as provided in the Agreement, as hereby modified.

         In all other respects, you shall continue as an employee at will with the same benefits and prerequisites applicable generally to other employees of the Company.

                                     Sincerely,

                                     /s/ Gene Johnson
                                     --------------------------
                                     Gene Johnson

/bcs
Encl.

[FairPoint Communications, Inc. logo]


                                                September 1, 2000

Ms. Shirley J. Linn
2124 Kenmore Avenue
Charlotte, NC  28204

Dear Ms. Linn:

It is with pleasure that I offer you the position of Vice President, General Counsel and Secretary for FairPoint Communications, Inc. reporting to Walt Leach.

o Your starting salary will be $160,000 annually with the opportunity for a 40% annual bonus. Such bonus will be guaranteed for your initial year of employment and paid prorata on December 31, 2000 and on your first anniversary date.

o A performance review will be completed no later than one (1) year from your start date and annually thereafter.

o You will be granted options for 70,000 shares of stock upon joining and eligible for additional grants based upon performance.

o You will receive the standard Fairpoint Communications, Inc. benefit package including health care, dental care, vision care, life insurance, STD, LTD effective your date of hire. You will be eligible to participate in the 401-k the first of the month after 90 days of employment.

o        You shall qualify for four (4) week's vacation annually.

o        You will be eligible for severance as detailed in the attached Exhibit
         A.

o        Your start date will be October 9, 2000.

More detailed information and your employment forms will be sent to you shortly after your acceptance of this offer has been received. I will meet with you on your first day of employment to review your new hire packet. If you have any questions, please give me a call at (704) 227-3616.

NOTHING IN THIS LETTER OF UNDERSTANDING SHALL CONSTITUTE ANYTHING OTHER THAN AT-WILL EMPLOYMENT. NO REPRESENTATIVE OTHER THAN THE CHIEF EXECUTIVE OFFICER OF FAIRPOINT COMMUNICATIONS, INC. HAS THE AUTHORITY TO ENTER INTO ANY AGREEMENT FOR EMPLOYMENT OR BENEFITS FOR ANY SPECIFIC PERIOD OF TIME, OR MAKE ANY AGREEMENT CONTRARY TO THE FOREGOING.

If you agree to accept this employment offer, please sign and date this letter and return to this office no later than September 5, 2000. This offer expires at midnight on September 5, 2000.

Sincerely,


/s/ Ross Fritz
-----------------------------------
Ross Fritz
VP Benefits and Administration

Offer understood and accepted by:


/s/  Shirley J. Linn                         Sept. 5, 2000
--------------------------------             -----------------------------------
Signature                                    Date

                 EXHIBIT A -- SHIRLEY J. LINN EMPLOYMENT LETTER


OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) FOR CAUSE OR UPON EMPLOYEE'S VOLUNTARY RESIGNATION. If the Company shall terminate Ms. Shirley J. Linn (the "Executive") for Cause, or the Executive shall voluntarily resign her employment, the Executive shall not be entitled to any benefits pursuant to this Agreement.

         (b) WITHOUT CAUSE. In the event that the Executive's employment is terminated by the Company without "cause" and not as a result of a Change of Control, prior to 10/9/03, the Executive shall be entitled to receive in a lump sum payment from the Company, an amount equal to the Executive's Annual Base Salary as of the date of termination for a period of twelve (12) months plus all accrued and unpaid base salary and benefits as of the Date of Termination. In addition, the Company shall maintain the Executive's long term disability and medical benefits for a period of twelve (12) months following the Date of Termination.

         (c) CHANGE OF CONTROL. In the event that the Company terminates the Executive's employment upon a Change of Control (as defined below), the Executive shall be entitled to receive from the Company in a lump sum payment, an amount equal to the Executive's Annual Base Salary as of the Date of Termination for a period of twelve (12) months. In addition, the Company shall maintain the Executive's long term disability and medical benefits for a period of twelve (12) months following the Date of Termination.



SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

For purposes of this Agreement, "Cause" shall mean (a) misappropriating any funds or any material property of the Company; (b) obtaining or attempting to obtain any material personal profit from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Company shall first give its consent to such transaction; (c) (i.) the willful taking of actions which directly impair the Employee's ability to perform the duties required by the terms of his employment; or (ii.) taking any action detrimental to the Company's goodwill or damaging to the

Company's relationships with its customers, suppliers or employees; provided that such neglect or refusal, action or breach shall have continued for a period of twenty (20) days following written notice thereof; (d) being convicted of or pleading nolo contendere to any crime or offense constituting a felony under applicable law or any crime or offense involving fraud or moral turpitude; or
(e) any material intentional failure to comply with applicable laws or governmental regulations within the scope of employment as defined by this Agreement. For purposes of the Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment for any reason other than a termination based upon Cause, death, Disability or upon a Change of Control, as defined below.

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: (a) TH Lee and Kelso & Company no longer own, either directly or indirectly, shares of capital stock of the Company entitling them to 51% in the aggregate of the voting power for the election of the directors of the Company, as a result of a merger or consolidation of the Company, a transfer of capital stock of the Company or otherwise, or (b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets to any other person or entity.